Exhibit 10.1

INVISION TECHNOLOGIES, INC.

KEY EMPLOYEE AGREEMENT
FOR

ANDREW SIEGEL

This KEY EMPLOYEE AGREEMENT (“Agreement”) is entered into as of the 1st day of May, 2002, by and between ANDREW SIEGEL (“Executive”) and INVISION TECHNOLOGIES, INC. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position.  Subject to terms set forth herein, the Company agrees to employ Executive in the position of Vice President of Business Development and Executive hereby accepts such employment effective as of May 1, 2002 (the “Employment Date”) which is the effective date of this Agreement.  In the event that a Qualifying Acquisition (defined below) occurs, Executive shall be promoted to the position of Senior Vice President of Corporate Development, effective on or promptly after the execution of a definitive agreement relating to such Qualifying Acquisition.  For purposes of this Agreement, a “Qualifying Acquisition” is an acquisition transaction pursuant to which the Company acquires all or substantially all of the equity, assets or securities, of an unaffiliated entity for consideration having a value of more than fifty million dollars ($50,000,000), the calculation of such consideration to include, but not be limited to, cash paid or equity issued by the Company, consideration allocated to seller’s noncompetition agreements (if any), in the case of an asset acquisition the amount of any assumed liabilities, and the amount of any installment or earn-out payments to be received by sellers from the Company pursuant to the applicable transaction agreement(s), excluding payments related to employment following the transaction closing or employee stock options provided after the transaction closing.  During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2                               Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the

Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”) or Chief Executive Officer (“CEO”).  Executive will report to the Company’s CEO.  Executive’s primary office location shall be the Company’s corporate headquarters, currently located in Newark, California.  The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, to require reasonable business travel, and to relocate Executive’s primary office location within the greater San Francisco Bay Area.

1.3                               Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, which the Company may change from time to time, and Executive will be expected to abide by such Company policies and practices.

2.                                      COMPENSATION AND BENEFITS.

2.1                               Base Salary.  Executive shall receive, for services to be rendered hereunder, an annualized base salary of one hundred eighty thousand dollars ($180,000), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  In the event that Executive is promoted to the position of Senior Vice President of Corporate Development as provided in Section 1.1 (Position) above, Executive’s annual base salary shall increase to two hundred twenty thousand dollars ($220,000) effective as of the date of such promotion.  Such compensation is subject to further change from time to time in the Company’s discretion.

2.2                               Bonus Potential.  Executive shall be eligible to receive an incentive bonus to be determined on an annual basis, payable during the first quarter of the subsequent year, less standard payroll deductions and withholdings.  The Company will determine whether Executive has earned the bonus based on the Company’s attainment of specific corporate objectives, as outlined in the executive compensation plan, and on Executive’s attainment of personal objectives.  Executive’s initial personal objectives are to be mutually determined between Executive and the CEO within two (2) months of the Employment Date.  No bonuses are earned until the Board confirms such bonuses in writing.  If Executive is not employed at the time any bonus is to be paid due to his voluntary separation from the Company or involuntary termination for Cause, he will not have earned the bonus and no partial or pro-rata bonus will be paid.  Except as otherwise set forth herein, the Company shall have the sole discretion to change or eliminate the annual bonus program at any time, to determine whether the corporate and personal objectives have been achieved, and to determine the amount of the bonus earned by Executive, if any.  For the remainder of calendar year 2002, and for each calendar year after 2002 that this Agreement is in effect, Executive shall be eligible to receive a bonus amount of two hundred twenty thousand dollars ($220,000) at target. Each year’s bonus (including the bonus payable for 2002) shall be paid to Executive on or before the last business day of the first quarter of the immediately following calendar year.

2.3                               Stock Option Grants.  Subject to Board approval, the Company will grant to Executive under the InVision Technologies, Inc. 2000 Non-Officer Equity Incentive Plan (“the NOEIP”) nonqualified options to purchase eighty thousand (80,000) shares of the Company’s common stock at an exercise price equal to the fair market value of the Common Stock, as determined by the Board, at the time of the Board’s approval of the grant (the “Initial Option”).  In addition, subject to Board approval, in calendar year 2003 the Company will grant to Executive, under the InVision Technologies, Inc. 2000 Equity Incentive Plan (the “EIP”), options to purchase an additional thirty thousand (30,000) shares of the Company’s common stock at an exercise price equal to the fair market value of the Common Stock, as determined by the Board, at the time of the Board’s approval of the grant (the “Second Option”).  The Initial Option and Second Option will be subject to the terms and conditions of the NOEIP or the EIP, as applicable, and Executive’s grant agreements, and each will include a four-year vesting schedule under which, during Executive’s continuous service to the Company (as defined in the applicable plan), twenty-five percent (25%) of the option shares will vest on the one-year anniversary of the applicable vesting commencement date and the remaining option shares will vest in equal monthly installments over the three (3) years subsequent to the one-year anniversary of the applicable vesting commencement date.  For the purposes of the preceding sentence, the “applicable vesting commencement date” shall mean, in the case of the Initial Option, the date Executive commences employment with the Company; and in the case of the Second Option, the date the Second Option is granted.  Executive acknowledges that there are no further commitments on behalf of the Company to grant to Executive any additional option grants.  The Board may consider granting additional option grants at its sole discretion.  Notwithstanding any other provision in this Section 2.3, Executive’s Initial Option grant agreement shall provide that, in the event that Executive’s employment is terminated without Cause (the date of such termination being referred to as the “Section 2.3 Date”) prior to the one-year anniversary of the date Executive commences employment with the Company (such one-year anniversary being referred to as the “Initial Option First Anniversary Date”), the following provisions shall apply: (a) Executive’s Initial Option shall be treated as 25% vested as of the Section 2.3 Date; (b) the portion of the Initial Option that is not treated as vested pursuant to the preceding clause (a) shall immediately terminate and be of no further force or effect as of the Section 2.3 Date; and (c) notwithstanding any provision of the Initial Option to the contrary, such vested portion of the Initial Option shall be exercisable only during the 90 day period commencing on the Initial Option First Anniversary Date..

2.4                               Change In Control Equity Acceleration Plan.  Executive will be eligible to participate in the Company’s Change In Control Equity Acceleration Plan (“Equity Acceleration Plan”) (attached hereto as Exhibit A), which provides for accelerated vesting of equity awards in connection with a Change in Control of the Company (as defined in the Equity Acceleration Plan), pursuant to the terms and conditions of the Equity Acceleration Plan, if the Equity Acceleration Plan is in effect as of the date of any qualifying Change in Control or qualifying termination, whichever is applicable.  Executive will be eligible to participate in the Equity Acceleration Plan as a “member of the senior management group” of the Company.

2.5                               Employee Benefits.  Executive shall be entitled to all benefits, including but not limited to health and disability benefits, for which Executive is eligible under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its senior executive employees generally.  Details about these benefits are set forth in summary plan descriptions and other materials to be provided to Executive after he commences employment. Executive shall be entitled to participate in any deferred compensation, incentive compensation, retention or golden parachute plan available to the senior management group adopted by the Company at any time after the date of this Agreement.

3.                                      PROPRIETARY INFORMATION.

3.1                               Proprietary Information Agreement.  As a condition of his employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B.

4.                                      OUTSIDE ACTIVITIES.

4.1                               Non-Company Activities.  Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2                               No Adverse Interests.  Except as permitted by Section 4.3, during his employment Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                               Noncompetition.  During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.                                      FORMER EMPLOYMENT.

5.1                               Prior Employee Agreements and Information.  Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or other relationship with any third party.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be utilized in connection with Executive’s employment by the Company, except as expressly authorized by that third party.

5.2                               Use or Disclosure of Third Party Information.  If, in spite of the second sentence of Section 5.1, Executive should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company’s business, he will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party; but during his employment by the Company, Executive will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, common knowledge in the industry, otherwise legally in the public domain, or which is obtained or developed by the Company or by Executive in the course of his work for the Company.

6.                                      TERM; TERMINATION OF EMPLOYMENT.

6.1                               At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined herein) or advance notice.

6.2                               Termination Without Cause.

(a)                                  Termination Upon Notice.  The Company and Executive shall have the right to terminate Executive’s employment with the Company at any time without Cause, upon notice to the other party.

(b)                                  Severance Benefits.  In the event Executive’s employment is terminated without Cause by the Company, Executive shall receive the following as his sole severance benefits (collectively, the “Severance Benefits”):  (i) Executive will continue to receive base salary at the same rate in effect as of the termination effective date, paid on the Company’s standard payroll dates for the Severance Period (as defined below), subject to standard payroll deductions and withholdings; and (ii) if Executive timely elects to continue Executive’s Company-provided group health insurance coverage pursuant to the federal COBRA law, through the end of the Severance Period or until such time as Executive qualifies for health insurance benefits through a new employer, whichever occurs first, the Company will reimburse Executive for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Executive and Executive’s dependents (if applicable) in effect as of the termination date.  As a condition of and prior to the receipt of all or any of the Severance Benefits, Executive shall provide the Company with a general release of known and unknown claims, in a form acceptable to the Company.  Executive shall notify the Company in writing immediately upon qualifying for health insurance benefits through a new employer.

(c)                                  Severance Period.  For purposes of this Agreement, the “Severance Period” is defined as:  (i) in the event that the termination without Cause occurs within the first six (6) months after the Employment Date, it shall be the balance of the period between the Employment Date and the one-year anniversary of the Employment Date; (ii) in the event such a termination occurs at any time after the first six (6) months after the Employment Date, then it shall be (a) six (6) months if, as of the employment termination date, Executive has been employed by the Company in the position of Vice President or above for up to and including four (4) years; (b) nine (9) months if, as of the employment termination date, Executive has been employed by the Company in the position of Vice President or above for over four (4) years and up to and including eight (8) years; or (c) twelve (12) months if, as of the employment termination date, Executive has been employed by the Company in the position of Vice President or above for more than eight (8) years.

6.3                               Termination for Cause.

(a)                                  No Severance.  In the event Executive’s employment is terminated at any time for Cause, he will not be entitled to the Severance Benefits, pay in lieu of notice or any other such compensation.

(b)                                  Cause Definition.  For purposes of this Agreement, “Cause” for termination shall mean any of the following:  (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Executive has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or any Affiliate (as defined herein); (ii) material breach by Executive of any agreement entered into between the Executive and the Company or any Affiliate that impairs the Company’s or Affiliate’s interests therein; (iii) Executive’s willful misconduct, significant failure to perform his duties, or gross neglect by Executive of his duties, provided that the Company first provides Executive with written notice of such conduct and a reasonable opportunity to cure such conduct, if such conduct is reasonably susceptible to cure; (iv) Executive’s engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate; and (v) any material breach by Executive of his Proprietary Information Agreement.  For purposes of this Agreement, “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.

6.4                               Voluntary or Mutual Termination.

(a)                                  Notice of Resignation.  Executive may voluntarily terminate his employment with the Company upon ninety (90) days written notice.  Upon receipt of resignation notice from Executive, the Company, at its election, may require Executive to resign prior to the expiration of the ninety-day notice period.

(b)                                  No Severance.  In the event Executive voluntarily terminates his employment, he will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation.

7.                                      NONINTERFERENCE.

While employed by the Company, and for two (2) years immediately following the employment termination date, Executive agrees not to interfere with the business of the Company by:

(a)                                  soliciting, attempting to solicit, inducing, encouraging, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or

(b)                                  directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company’s customer list.

8.                                      GENERAL PROVISIONS.

8.1                               Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested, to the Company at its primary office location and to Executive at his address as listed on the Company’s payroll.

8.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

8.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4                               Complete Agreement.  This Agreement, including all exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Executive and a duly authorized officer or director of the Company.

8.5                               Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile shall be deemed the equivalent of originals.

8.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8                               Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within the State of California.

8.9                               Right To Work.  As required by law, this Agreement is subject to satisfactory proof of Executive’s right to work in the United States.

8.10                        Alternative Dispute Resolution.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever arising from or regarding Executive’s employment or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-existing JAMS employment rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving Company trade secrets, proprietary information or intellectual property rights by court action instead of arbitration.  The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

INVISION TECHNOLOGIES, INC.

By:	/s/ Sergio Magistri	Date:	MAY/31/02
Sergio Magistri
Chief Executive Officer

ANDREW SIEGEL

	/s/ Andrew Siegel	Date:	5/31/02

EXHIBIT A

CHANGE IN CONTROL EQUITY ACCELERATION PLAN

INVISION TECHNOLOGIES, INC.

CHANGE IN CONTROL EQUITY ACCELERATION PLAN

Section 1.                                          INTRODUCTION.

The InVision Technologies, Inc. Change in Control Equity Acceleration Plan (the “Plan”) was established effective May 21, 2002.  The purpose of the Plan is (i) to provide members of the senior management group of InVision Technologies, Inc. certain accelerated vesting with respect to such individuals’ stock options in the event of a Change in Control (as hereinafter defined), and (ii) to provide individuals who are employed at the vice president level at InVision Technologies, Inc. certain accelerated vesting with respect to such individuals’ stock options in the event that such individuals are subject to qualifying employment terminations in connection with a Change in Control.  This Plan shall supersede any change in control plan, policy or practice regarding stock option vesting acceleration previously maintained by InVision Technologies, Inc.

Section 2.                                          DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a)                                  “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)                                  “Board” means the Board of Directors of the Company.

(c)                                  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(ii)                                there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

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(iii)                            the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) as Beneficial Owner (as “Person” and “Beneficial Owner” are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing 50 percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this definition, the term “affiliate” shall mean any Person that controls the Company, is controlled by the Company, or is under common control with the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

(d)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means InVision Technologies, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

(f)                                    “Constructive Termination” means a voluntary termination of employment by an Eligible Employee after one of the following is undertaken without the Eligible Employee’s express written consent:

(i)                                    the assignment to the Eligible Employee of any duties or responsibilities that results in any material diminution or material adverse change in the Eligible Employee’s position, status or circumstances of service when compared to the highest level of authority and responsibility assigned to the Eligible Employee at any time during the six (6) month period prior to the Change in Control, or a material diminution in the Eligible Employee’s titles or offices when compared to the most senior title or office assigned to the Eligible Employee at any time during the six (6) month period prior to the Change in Control, or any removal of the Eligible Employee from or any failure to reelect the Eligible Employee to any of such positions, except in connection with the termination of the Eligible Employee’s employment on account of death, disability, retirement, for Cause (as described in subsection (j)(i)-(v) below), or any voluntary termination by the Eligible Employee other than a Constructive Termination;

(ii)                                a material reduction by the Company in the Eligible Employee’s annual base salary, except if all other executive officers incur a substantially proportionate reduction;

(iii)                            any material failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which the Eligible Employee is participating at the time of a Change in Control (the “Benefit Plans”), or the taking of any action by the Company that would materially and adversely affect the Eligible Employee’s participation in or materially reduce the Eligible Employee’s benefits under any Benefit Plans or deprive the Eligible Employee of any material fringe benefit enjoyed by the Eligible Employee at the time of a Change in Control, provided, however, that the Eligible Employee may not incur a Constructive Termination for the foregoing reason following a Change in Control if the Company offers a range of benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans;

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(iv)                               a relocation of the Company’s offices to which the Eligible Employee is assigned to a location outside of the greater San Francisco Bay Area, except for required travel by the Eligible Employee on the Company’s or any Affiliate’s business to an extent substantially consistent with his or her business travel obligations at the time of a Change in Control;

(v)                                   any material breach by the Company of the terms of the Eligible Employee’s Options or any provision of any employment or other agreement between the Eligible Employee and the Company; or

(vi)                               any failure by the Company to obtain the assumption of the Plan by any successor or assign of the Company.

(g)                                 “Covered Termination” means an Involuntary Termination Without Cause that occurs within three (3) months before or thirteen (13) months following the effective date of a Change in Control or a Constructive Termination that occurs within thirteen (13) months following the effective date of a Change in Control.  In no event shall a termination of employment on account of death or Disability constitute a Covered Termination.

(h)                                 “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(i)                                    “Eligible Employee” means an executive employee of the Company who has been designated by the Board as an eligible employee and who has not entered into an individual severance benefit or change in control agreement with the Company relating to the acceleration of stock option vesting.

(j)                                    “Involuntary Termination Without Cause” means an involuntary termination of an Eligible Employee’s employment by the Company other than for one of the following reasons (which shall constitute Cause):

(i)                                    the Eligible Employee’s conviction of or plea of guilty or nolo contendere with respect to a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or any Affiliate;

(ii)                                a material breach by the Eligible Employee of any agreement entered into between the Eligible Employee and the Company or any Affiliate that impairs the Company’s or Affiliate’s interest therein;

(iii)                            the Eligible Employee’s willful misconduct, significant failure to perform his duties, or gross neglect by Eligible Employee of his duties, provided that the Company first provides Eligible Employee with written notice of such conduct and a reasonable opportunity to cure such conduct, if such conduct is reasonably susceptible to cure;

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(iv)                               the Eligible Employee’s engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate; or

(v)                                   any breach by the Eligible Employee of the Proprietary Information and Invention Agreement between the Eligible Employee and the Company.

(k)                                “Options” shall mean an Eligible Employee’s stock options and restricted stock granted or held pursuant to the Company’s 1991 Stock Option Plan, 2000 Equity Incentive Plan, or other stock option or equity incentive plan adopted by the Board, or any such options and restricted stock that are assumed or substituted by the surviving or acquiring corporation upon a Change in Control.

Section 3.                                          ELIGIBILITY FOR BENEFITS.

(a)                                  General Rules.  Subject to the requirement set forth in this Section, the Company will provide the benefits described in Section 4(a) or 4(b) of the Plan, as applicable, to Eligible Employees.  In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute and provide to the Company a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms.  The Company, in its sole discretion, may modify the form of the required release to comply with applicable state or federal law and shall determine the form of the required release.

(b)                                  Exceptions to Benefit Entitlement.  In no event shall an employee, whether or not otherwise an Eligible Employee, receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:

(i)                                    The employee has executed an individually negotiated employment contract or agreement with the Company relating to option acceleration benefits in the event of a change in control that is in effect on his or her termination date.

(ii)                                The employee’s employment with the Company is terminated other than in a Covered Termination.

(iii)                            The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(iv)                               The employee is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following the Change in Control.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a significant lapse in pay as a result of the change in ownership of the Company or the sale of its assets.

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Section 4.                                          OPTION ACCELERATION.

(a)                                  Senior Management Level.  If an Eligible Employee is notified by the Company in writing that he or she is a member of the senior management group of the Company for the purposes of this Plan, then, effective as of the date of the Change in Control, the Options then held by such Eligible Employee shall become fully vested and exercisable, regardless of whether or not the Eligible Employee’s employment with the Company terminates due to a Covered Termination.

(b)                                  Vice President Level.  If an Eligible Employee is notified by the Company in writing that he or she is a vice president of the Company for the purposes of this Plan, and such Eligible Employee’s employment with the Company terminates due to a Covered Termination, then, effective as of the date of the Covered Termination, the Options then held by such Eligible Employee shall become fully vested and exercisable.

Section 5.                                          LIMITATION ON BENEFITS.

(a)                                  Parachute Payments.  If the aggregate value of the accelerated Option vesting under Section 4 and any other payments or benefits that the Eligible Employee would receive pursuant to a Change in Control from the Company or otherwise, including, but not limited to, any payments or benefits under any employment or key employee agreements (collectively, “Payment”), would constitute a “parachute payment” within the meaning of Section 280G of the Code that is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.

(i)                                    The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Eligible Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Options; reduction of employee benefits.  In the event that acceleration of vesting of Options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such Options (i.e., earliest granted Option cancelled last) unless the Eligible Employee elects in writing a different order for cancellation.

(ii)                                The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations

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required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii)                            The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Eligible Employee and the Company within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Eligible Employee or the Company) or such other time as requested by the Eligible Employee or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Eligible Employee and the Company with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Eligible Employee and the Company.

Section 6.                                          RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)                                  Exclusive Discretion.  The Company shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the acceleration of Option vesting pursuant to the Plan.  The rules, interpretations, computations and other actions of the Company shall be binding and conclusive on all persons.

(b)                                  Amendment or Termination.  The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control if such amendment or termination would adversely affect the rights of any persons who were employed by the Company prior to the Change in Control.  Any action amending or terminating the Plan shall be in writing and executed by an individual duly appointed by the Board of Directors of the Company.

Section 7.                                          NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 8.                                          CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of laws rules.

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Section 9.                                          EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of May 21, 2002, InVision Technologies, Inc. has caused its duly authorized officer to execute the same this 2nd day of October, 2002.

INVISION TECHNOLOGIES, INC.

By:	/s/ Sergio Magistri

Title:	President & CEO

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EXHIBIT A

RELEASE

(Individual Termination, California Employee, age 40 and older)

I understand and agree completely to the terms set forth in the InVision Technologies, Inc. Change in Control Equity Acceleration Plan (the “Plan”).  I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, causes of action, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release (although I may choose voluntarily not do so); (C) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing written notice to an officer of the Company; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this Release.

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I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

EMPLOYEE

By:

Name:	Mr. Andrew Siegel

Title:	Vice President of Business

Development

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EXHIBIT B

RELEASE
(Individual and Group Termination, California Employee, under age 40)

I understand and agree completely to the terms set forth in the InVision Technologies, Inc. Change in Control Equity Acceleration Plan (the “Plan”).  I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, causes of action, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

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I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

EMPLOYEE

Name:

Andrew Siegel

Date

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EXHIBIT C

RELEASE

(Group Termination, California Employee, age 40 and older)

I understand and agree completely to the terms set forth in the InVision Technologies, Inc. Change in Control Equity Acceleration Plan (the “Plan”).  I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, causes of action, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (C) I have forty-five (45) days to consider this Release (although I may choose voluntarily to execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing written notice to an office of the Company; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this Release; and (F) I have  received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

EMPLOYEE

Name:

Andrew Siegel

Date

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

INVISION TECHNOLOGIES, INC.

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by InVision Technologies, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.               Recognition of the Company’s Rights; Nondisclosure.  At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall  be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, mask work rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) algorithms, trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements,  licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2.               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information

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in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

Assignment of Inventions.

3.1                     Assignment.  I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as “Company Inventions.”  I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870), which provides as follows:

(i)                         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

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(1)                      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                      Result from any work performed by the employee for the employer.

(ii)                       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise  excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.”

3.2.                  Government.  I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever,

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which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.               Obligation to Keep the Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.               Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.  If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that for that reason not all such Inventions have been listed.

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7.               Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than the Company.  I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not (i) induce any employee of the Company to leave the employ of the Company (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

8.               No Improper Use of Materials.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

9.               No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10.         Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by

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Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

11.         Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.         Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

13.         General Provisions.

13.1                           Governing Law.  This Agreement will be governed by and construed according to the laws of the State of California.

13.2                           Entire Agreement.  This Agreement and the attached addendum is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supercedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

13.3                           Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and

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effect.

13.4                           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

13.5                           Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.6                           Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

13.7                           Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:	5-1-02

/s/ Andrew D. Siegel
Employee Name

ACCEPTED AND AGREED TO:

INVISION TECHNOLGIES, INC.

/s/ Sergio Magistri
Sergio Magistri
President

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EXHIBIT A

InVision Technologies, Inc.
7151 Gateway Blvd.
Newark, CA  94560

Gentlemen:

1.                    The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by InVision Technologies, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company :

☒                                  No inventions or improvements.

☐                                  See below:

☐                                  Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

☐                                  Additional sheets attached.

2.                    I propose to bring to my employment the following devices, materials and documents of a former employer (other than Imatron, Inc.) or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

☒                                  No material.

☐                                  See below:

☐                                  Additional sheets attached.

Date:	5/1/02

Very truly yours,

/s/ Andrew D. Siegel
Employee Name

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EXHIBIT C

EMPLOYEE STOCK OPTION GRANTS

GRANTDATE	GRANTTYPE	GRANTNO	LAST EXER	EXPDATE	SHARES	PRICE	VESTFROM

5/21/2002	NQ	2-K-242	5/20/2012	5/21/2012	80000.00	19.29000000	5/21/2002